Exhibit 10.43

TO:	Theodore R. Antenucci

FROM:	Nelson C. Rising

DATE:	February 16, 2005

SUBJECT:	Amendment No. 1 to Amended and Restated Memorandum of Understanding regarding Employment

This Amendment No. 1 sets forth additional terms of your employment and amends your Amended and Restated Memorandum of Understanding dated March 26, 2004 (“Memorandum”) with Catellus Commercial Development Corporation (“CCDC” or the “Company”), a subsidiary of Catellus Operating Limited Partnership (the “Operating Partnership”) and an indirect subsidiary of Catellus Development Corporation (“Catellus”).

Whereas, the Board of Directors of Catellus is currently considering a succession plan for its Chairman and Chief Executive Officer, who is anticipated to retire on or about January 1, 2008;

Whereas, Catellus has determined it to be in its best interests to provide retention incentives to members of senior management to ensure a stable management team during the succession deliberations and transition;

Whereas, on February 16, 2005, Catellus awarded 84,447 shares of restricted stock to you as a retention incentive, which vest 20%, 20% and 60% on December 31, 2005, 2006, and 2007, respectively (“Retention Award”); and

Whereas, you have agreed to enter into the following covenants, as a condition of receipt of the Retention Award.

1.	Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Memorandum.

2.	Non-solicitation. You agree that during the term of your employment and for one (1) year thereafter, you shall not solicit or attempt to solicit in any way any individual employed by the Company, or any of its affiliates, to become an employee of any other employer or business, without the prior written approval of Catellus’ Chief Executive Officer.

3.	Non-disparagement. You agree that both while the Company or any of its affiliates employs you and after the Date of Termination you shall not make any false, defamatory or disparaging statements about the Company or any of its affiliates, or the officers or directors of the Company or any of its affiliates. Both while you are employed by the Company and after our Date of Termination, the Company, agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates shall make any false, defamatory or disparaging statements about you.

4.	Effect of Amendment. Except as expressly amended hereby, all the terms and conditions of the Memorandum shall remain in full force and effect. No amendments to the Memorandum may be made except by writing signed by you and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Amended and Restated Memorandum of Understanding as of the day and year first above written.

CATELLUS COMMERCIAL DEVELOPMENT CORPORATION				CATELLUS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Catellus Operating Limited Partnership, a Delaware limited
	partnership, its sole stockholder			By:	Catellus Development Corporation, a Delaware corporation, its general partner

	By:	Catellus Development Corporation, a Delaware
		corporation, its general partner			By:	/s/ Nelson C. Rising
Nelson C. Rising Chairman of the Board and
		By:	/s/ Nelson C. Rising			Chief Executive Officer
Nelson C. Rising Chairman of the Board and Chief Executive Officer

CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation				ACCEPTED AND AGREED:

				By:	/s/ Ted R. Antenucci Theodore R. Antenucci

By:	/s/ Nelson C. Rising
	Nelson C. Rising Chairman of the Board and Chief Executive Officer			Date: February 18, 2005

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